Exhibit 5.36

PricewaterhouseCoopers LLP PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver, British Columbia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile +1 604 806 7806

AUDITORS' CONSENT

        We hereby consent to the incorporation by reference into Amendment No. 5 to the registration statement on Form F-10 of Yamana Gold Inc., of our report to the shareholders of Viceroy Exploration Ltd. ("Viceroy") on the consolidated balance sheets of Viceroy as at December 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for the years then ended. Our report is dated March 10, 2006.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, British Columbia
September 20, 2007